UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      July 28, 2021

CIRRUS LOGIC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-17795	77-0024818
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

800 W. 6th Street, Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (512) 851-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol	Name
Common stock, $0.001 par value	CRUS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

Capacity Reservation and Wafer Supply Commitment Agreement

On July 28, 2021 (the “Effective Date”), Cirrus Logic, Inc. (the "Company"), under the backdrop of the current global supply environment, entered into a Capacity Reservation and Wafer Supply Commitment Agreement (the “Commitment Agreement”) with GLOBALFOUNDRIES Singapore Pte. Ltd. ("GF") to provide the Company a wafer capacity commitment and wafer pricing for calendar years 2022 – 2026 (the “Commitment Period”).

The Commitment Agreement requires GF to provide, and the Company to purchase, a defined number of wafers on a quarterly basis for the Commitment Period, subject to shortfall payments by GF if GF fails to deliver the required wafers within defined grace periods.  Any quarterly shortfall payments required to be paid by GF would be based on a percentage of the average price of products that were either delivered or were required to be delivered under accepted purchase orders during the quarter.

In exchange for GF’s capacity commitment, the Company agreed to pay a $50 million non-refundable capacity reservation fee.  In addition, the Company agreed to pre-pay GF $175 million for future wafer purchases, which will be credited back to the Company as a portion of the price of wafers purchased beginning in the third quarter of calendar year 2023.  GF will issue an invoice for the reservation fee and the pre-payment after the Effective Date, to be paid by the Company within thirty days of the invoice date.

The Company currently estimates that it will purchase at least approximately $1.6 billion of wafers from GF for years 2022 to 2026 under the Commitment.  The Commitment Agreement may be terminated if: either party is in material breach, and such breach is not cured within 60 days of written notice of the breach; one party is insolvent, is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due; or GF fails to meet at least 70% of its capacity commitment for two consecutive quarters, or the Company fails to purchase 70% of its purchase commitment for two consecutive quarters.

In addition, the Commitment Agreement provides the Company an option to reserve a specified portion of the capacity commitment for wafers that include certain additional technology beginning in calendar year 2023.  If the Company exercises that option by August 31, 2021, then GF agrees to provide up to a maximum portion of the wafers pursuant to the capacity commitment with the additional technology.  In exchange for the capacity commitment with the additional technology, the Company would pay an additional $10 million non-refundable fee and pre-pay an additional $20 million for future wafer purchases.

Item 2.02     Results of Operations and Financial Condition.
On July 28, 2021, Cirrus Logic, Inc. (“Cirrus Logic” or the “Company”) issued a press release announcing its financial results for its first quarter of fiscal year 2022.  The full text of the press release is furnished as Exhibit No. 99.1 to this Current Report on Form 8-K.

Item 7.01     Regulation FD Disclosure.
On July 28, 2021, in addition to issuing a press release, the Company posted on its website a shareholder letter to investors summarizing the financial results for its first quarter of fiscal year 2022.  The full text of the shareholder letter is furnished as Exhibit No. 99.2 to this Current Report on Form 8-K.

Use of Non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, and effective tax rate.  A reconciliation of the adjustments to GAAP results is included in the press release below.  Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes.  In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company.  The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies.  These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

The information contained in Items 1.01, 2.02, 7.01, and 9.01 in this Current Report on Form 8-K and the exhibits furnished hereto contain forward-looking statements regarding the Company and cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.  In addition, this information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

Exhibit 99.1	Cirrus Logic, Inc. press release dated July 28, 2021
Exhibit 99.2	Cirrus Logic, Inc. shareholder letter dated July 28, 2021
Exhibit 104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIRRUS LOGIC, INC.

Date: July 28, 2021	By:	/s/ Thurman K. Case
Name: Thurman K. Case
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Registrant’s press release dated July 28, 2021
99.2	Cirrus Logic, Inc. shareholder letter July 28, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

_______________________________________________________________________

Exhibit 99.1
Exhibit 99.2
Exhibit 104